UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2014

MASS HYSTERIA ENTERTAINMENT COMPANY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53739	20-3107499
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2920 W. Olive Avenue, Suite 208 Burbank, CA	91505
(Address of principal executive offices)	(Zip Code)

(818) 459-8200

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On October 28, 2014, Mass Hysteria Entertainment Company, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with KBM Worldwide, Inc. (the “Buyer”). Pursuant to the Securities Purchase Agreement, the Company agreed to issue and sell and the Buyer agreed to purchase (i) an 8% convertible note of the Company, dated October 28, 2014, in the aggregate principal amount of $505,000 (the “Note”), convertible into shares of common stock of the Company, upon the terms and subject to the limitations and conditions set forth in the Note, on the closing date (the “Closing Date”), and (ii) a stock purchase warrant (the “Warrant”) to purchase an aggregate of 1,262,500,000 shares of Company common stock. The Closing Date was October 28, 2014.

The consummation of the transactions contemplated by the Securities Purchase Agreement is subject to certain customary conditions, including, among others, the accuracy of the representations and warranties.

8% Convertible Note

The Note, which has a maturity date of July 30, 2015, bears interest at the rate of 8% per annum, and any amount of principal or interest on the Note that is not paid when due bears interest at the rate of 22% per annum. Pursuant to the terms of the Note, the Buyer is entitled, at its option, at any time after 180 days, to convert all or any amount of the principal amount of the Note then outstanding into shares of the Company’s common stock at a price per share equal to 50% of the average of the three lowest closing bid prices for the 30 prior trading days ending on the latest complete trading day prior to the conversion date.

The terms of the Note limit the number of shares of Company common stock into which the Note may be converted such that upon conversion, the Buyer and its affiliates may not hold beneficially more than 4.99% of the Company’s outstanding common stock.

The Note contains customary covenants and provides for customary events of default.

Common Stock Purchase Warrant

On October 28, 2014 (the “Warrant Issuance Date”), the Company issued a warrant to purchase 1,262,500,000 shares of Company common stock (the “Warrant”) to the Buyer, in connection with the Buyer’s funding of the Note, and pursuant to the Common Stock Purchase Warrant (the “Warrant Agreement”).

The Buyer may exercise the Warrant, and receive shares of Company common stock, at an exercise price of $0.0003 per share (the “Exercise Price”), at any time beginning on the Warrant Issuance Date and ending at 6 p.m. (New York time) on the fifth anniversary of the Warrant Issuance Date (the “Warrant Termination Date”). The Exercise Price is subject to adjustment for stock splits, dividends, combinations, subsequent equity sales, and subsequent rights offerings. The Warrant Agreement provides the Buyer with cashless exercise rights.

The Warrant and the rights granted to the Buyer thereunder are transferable if assigned in writing and pursuant to the terms of the Warrant Agreement.

The Company claims an exemption from the registration requirements of the Securities Act, for the private placement of these securities pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, the Buyer is an accredited investor, the Buyer acquired the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Copies of the Securities Purchase Agreement, the Note and the Warrant Agreement are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing summaries of the terms of the Securities Purchase Agreement, the Note and the Warrant Agreement are qualified in their entirety by reference to Exhibits 10.1, 10.2 and 10.3, respectively.

Item 3.02. Unregistered Sales of Equity Securities.

The information called for by this Item 3.02 is contained in Item 1.01 hereof and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Securities Purchase Agreement between Mass Hysteria Entertainment Company, Inc. and KBM Worldwide, Inc., dated as of October 28, 2014.

10.2	Convertible Promissory Note made by Mass Hysteria Entertainment Company, Inc. in favor of KBM Worldwide, Inc. dated October 28, 2014.

10.3	Common Stock Purchase Agreement between Mass Hysteria Entertainment Company, Inc. and KBM Worldwide, Inc., dated as of October 28, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASS HYSTERIA ENTERTAINMENT COMPANY, INC.

Date: October 31, 2014	By:	/s/ Daniel Grodnik
Daniel Grodnik
Chief Executive and Financial Officer